EXHIBIT 12
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

                       TOSCO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                    (Thousands of Dollars, Except Ratio Data)
                                   (Unaudited)
                                                                 Three Months Ended June 30,    Six Months Ended June 30,
                                                                       1997          1996            1997         1996

 Income before income taxes                                          $114,618     $83,901         $120,810      $123,519
 Fixed charges to be added to income before income taxes:
    Interest expense, including amortization of debt expenses          45,801      20,864           69,944        37,587

      Distributions on company-obligated, mandatorily redeemable,
        convertible preferred securities                                4,312                        8,625
      Interest factor of rental expense                                 8,516       6,289           15,691        11,007
                                                                     ---------   ---------        ---------     ---------
 Earnings                                                            $173,247    $111,054         $215,070      $172,113
                                                                    ----------  ----------       ---------      ---------
 Fixed charges:
      Interest expense, including amortization of debt expenses       $45,801     $20,864          $69,944       $37,587
      Interest capitalized                                                458         309              707           649
      Distributions on company-obligated, mandatorily redeemable,            -           -
        convertible preferred securities                                4,312                       8,625
      Interest factor of rental expense                                 8,516       6,289          15,691         11,007
                                                                    -----------  ----------      -----------    ----------
 Total fixed charges                                                  $59,087     $27,462         $94,967        $49,243
                                                                    ----------   ----------      -----------    ---------
 Ratio of earnings to fixed charges                                      2.93        4.04            2.26          3.50
                                                                    ==========   =========       ===========    ==========
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              TOSCO CORPORATION

Date:  August 14, 1997        By: /s/ JEFFERSON F. ALLEN
                                  ----------------------
                                    (Jefferson F. Allen)
                                     President and Chief Financial Officer


                              By: /s/ ROBERT I. SANTO
                                  ----------------------
                                     (Robert I. Santo)
                                      Chief Accounting Officer